Exhibit 99.1

KORN FERRY INTERNATIONAL	NEWS

MEDIA CONTACT:
Dan Gugler
+1.310.226.2645
dan.gugler@kornferry.com
KORN/FERRY ANNOUNCES NEW BOARD NON EXECUTIVE CHAIRMAN
LOS ANGELES, April 29, 2009 — Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, today announced that Kenneth Whipple will assume the role of non executive chair from Paul C. Reilly effective May 1, 2009. Mr. Reilly has accepted the role of president of Raymond James Financial and will step down as executive chair and a member of the board at the end of the month. Concurrently, Patti Hart recently accepted the position of president and CEO of International Game Technology and as a result will relinquish her role as lead director, but will remain on the Korn/Ferry board.
Mr. Whipple has served on the Korn/Ferry board since 2004. He is also the chairman of CMS Energy Corporation and is a member of the advisory board of Miller Buckfire. Mr. Whipple retired from Ford Motor Company in 1999 after a distinguished 40 year career in which he held various positions including vice president of corporate strategy, chairman of Ford of Europe and chairman and CEO of Ford Credit.
“Korn/Ferry is fortunate to have a world-class board comprised of leading directors with impeccable credentials and experience and the leadership skills required to help us navigate our transformation,” said Gary Burnison, CEO of Korn/Ferry International. “I would like to thank Paul once more and wish him well in his new endeavor. Additionally, I thank Patti for her continued service to the board and wish her the best in her new role at International Game Technology. Finally, I look forward to working even more closely with Ken as he assumes the chairman position.”
About Korn/Ferry International
Korn/Ferry International, with more than 90 offices in 40 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, develop, retain and sustain their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.